Exhibit 5.1

Our ref: VSL/766305-000003/26203586v4

AnPac Bio-Medical Science Co., Ltd. 801 Bixing Street, Bihu County Lishui, Zhejiang Province, 323006 People’s Republic of China

4 April 2023

AnPac Bio-Medical Science Co., Ltd. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, the prospectus supplement dated 31 March 2023 and the base prospectus dated 7 June 2021 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company (the “Offering”) of (a) 625,000 American depositary shares (“ADSs”), each ADS representing 20 Class A ordinary share of the Company with a par value of US$0.01 each (the “Shares”), (b) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 125,000 ADSs underlying the Pre-Funded Warrants to be issued under the Securities Purchase Agreement (as defined below), (c) warrants (the “Warrants”) to purchase up to an aggregate of 750,000 ADSs underlying the Warrants to be issued under the Securities Purchase Agreement dated 31 March 2023 by and among the Company and the institutional investor signatories thereto (the “Securities Purchase Agreement”), and (d) placement agent’s warrants (“Placement Agent’s Warrants”) to purchase up to an aggregate of 37,500 ADSs underlying the Placement Agent’s Warrants to be issued under the Placement Agency Agreement dated 31 March 2023 (“Placement Agency Agreement”) by and among the Company and Univest Securities LLC (the “Placement Agent”).

We are furnishing this opinion as Exhibits 5.1 to the Registration Statements.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 31 March 2023, including the Company’s Certificate of Incorporation and the Third Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum and Articles”) as registered on 27 January 2020.

1.2	The Third Amended and Restated Memorandum and Articles of Association of the Company as registered on 27 January 2020 (the “Third Amended and Restated Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 20 May 2021, 30 March 2023, and 31 March 2023 (the “Directors’ Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registry of Corporate Affairs dated 30 March 2023 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company (a copy of which is attached as Annexure A) (the “Director’s Certificate”).

1.6	The Registration Statements.

1.7	A draft of the Securities Purchase Agreement, the Pre-Funded Warrants, the Warrants, the Placement Agency Agreement and the Placement Agent’s Warrant (together, the “Warrants Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	That all public records of the Company which we have examined are accurate and the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and such information has not since then been altered and such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5	The Securities Purchase Agreement, the Placement Agency Agreement and the Warrants Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.6	The Securities Purchase Agreement, the Placement Agency Agreement and the Warrants Documents, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.7	The choice of the laws of the State of New York as the governing law of the Securities Purchase Agreement, the Placement Agency Agreement and the Warrants Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the British Virgin Islands).

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Purchase Agreement, the Placement Agency Agreement and the Warrants Documents.

2.9	No monies paid to or for the account of any party under the Securities Purchase Agreement and the Warrants Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act, 1997).

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares or the securities under the Pre-Funded Warrants, the Warrants, or the Placement Agent’s Warrant.

2.11	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the law of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, and is validly existing under the laws of the British Virgin Islands.

3.2	Based solely on our review of the Memorandum and Articles, the maximum number of shares that the Company is authorised to issue is 2,430,000,000 shares of a par value of US$0.01 each, comprising of (i) 2,400,000,000 Class A Ordinary Shares of a par value of US$0.01 each, and (ii) 30,000,000 Class B Ordinary Shares of a par value of US$0.01 each.

3.3	The issue and allotment of the Shares (including the Shares underlying the ADSs or to be issued upon the exercise of the Pre-Funded Warrants, the Warrants or the Placement Agent’s Warrant in accordance with the terms of the Pre-Funded Warrants, the Warrants or the Placement Agent’s Warrant, as the case may be) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statements, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Warrants Documents have been authorised by and on behalf of the Company and, once the Warrants Documents have been executed and delivered by an Authorized Officer (as defined in the Directors’ Resolutions), the Warrants Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms

3.5	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statements, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Warrants Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy; and

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4	In this opinion, the phrase “non-assessable” means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Annexure A

Director’s Certificate